NIXON PEABODY LLP

1300 Clinton Square

Rochester, New York 14604

(585) 263-1000

Fax: (585) 263-1600

April 5, 2016

Corning Natural Gas Holding Corporation

330 W. William St.

Corning, New York 14830

Ladies and Gentlemen:

We have acted as counsel to Corning Natural Gas Holding Corporation, a New York corporation (the “Holding Company”), in connection with the issuance of 2,469,871 non-transferable subscription rights (the “Rights”) to be distributed by the Holding Company without consideration in connection with a rights offering (the “Rights Offering”) to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”). Each Right entitles the holder to purchase either: (i) one-eighth share of our 6% Series A Cumulative Preferred Stock, par value $0.01 per share (“Series A Cumulative Stock”), for $25.00 per share; or (ii) one-sixth share of our 4.8% Series B Convertible Preferred Stock, par value $.01 per share share (“Series B Convertible Stock”). The Holding Company has filed a Registration Statement on Form S-1, No. 333-208943 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the issuance of the Rights, the Series A Cumulative Stock, the Series B Convertible Stock and the Common Stock into which the Series B Convertible Preferred Stock may be converted, as described in the prospectus forming a portion of the Registration Statement (the “Prospectus”).

In connection with the foregoing, we have examined: (i) the Registration Statement, (ii) the Prospectus, (iii) the Certificate of Incorporation and the Certificate of Amendment to the Certificate of Incorporation of the Holding Company, (iv) the Bylaws of the Holding Company, (v) resolutions of the Board of Directors of the Holding Company authorizing, among other things, the designation of the Series A Cumulative Stock and the Series Convertible Stock, the issuance of the Rights, the offer and sale of the Series A Cumulative Stock and the Series B Convertible Stock upon exercise of the Rights in accordance with their terms and the issuance of the Common Stock upon exercise of the conversion rights of the Series B Convertible Stock in accordance with its terms, and the transactions contemplated by the Prospectus. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, when relevant facts were not independently established, we have relied upon certificates of, and information received from, officers of the Holding Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Holding Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from public officials.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and assuming: (i) the Registration Statement being declared effective by the staff of the Securities and Exchange Commission, (ii) the determination of the record date for the issuance of the Rights and the expiration date for such Rights, (iii) the distribution of the Rights and their exercise in accordance with their terms, and (iv) the filing of any amendment to the Certificate of Amendment to the Certificate of Incorporation with the Department of State of the State of New York necessary to increase or decrease the number of shares authorized as Series A Cumulative Stock or as Series B Convertible Stock to reflect the actual exercises of Rights by the shareholders of the Holding Company, we are of the opinion that:

1.	The Rights have been duly authorized by all necessary corporate action and constitute the valid and legally binding obligations of the Holding Company, enforceable against the Holding Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.	Up to 140,000 shares of Series A Cumulative Stock and up to 360,000 shares of Series B Convertible Stock, when issued and delivered upon due exercise of the Rights and as described in the Registration Statement, will be validly issued, fully paid and nonassessable, except as may be provided in Section 630 of the New York Business Corporation Law.
3.	Up to 360,000 shares of Common Stock, when issued and delivered upon due exercise of the conversion rights set forth in the Series B Convertible Stock and as described in the Registration Statement, will be validly issued, fully paid and nonassessable, except as may be provided in Section 630 of the New York Business Corporation Law.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York and the federal law of the United States of America. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Nixon Peabody LLP